Exhibit 23.4

June 6, 2024

Jiayin Group Inc.

18th Floor, Building No. 1, Youyou Century Plaza

428 South Yanggao Road, Pudong, New Area, Shanghai 200122

People’s Republic of China

Attention: The Board of Directors

Dear Sirs or Madam,

Re: Jiayin Group Inc. (the “Company”)

We, King & Wood Mallesons, consent to the reference to our firm under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the Company’s Registration Statement on Form F-3, which will be filed with the Securities and Exchange Commission on the date hereof.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ King & Wood Mallesons

King & Wood Mallesons